Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 9, 2015

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Gentlemen:

We are acting as counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”) and the Company’s subsidiaries listed on Schedule I attached hereto (the “Subsidiary Guarantors” and, together with the Company, the “Guarantors”), in connection with the Underwriting Agreement, dated June 4, 2015 (the “Underwriting Agreement”), among the Operating Partnership, the Guarantors and SunTrust Robinson Humphrey, Inc., as representative of the several underwriters listed in Schedule I attached thereto (collectively, the “Underwriters”) relating to the issuance by the Operating Partnership of $250,000,000 aggregate principal amount of its 5.625% Senior Notes due 2023 (the “Notes”), and the guarantees as to payment of principal, premium, if any, and interest (the “Guarantees”) by each of the Guarantors, pursuant to the Company’s and the Operating Partnership’s automatic shelf registration statement on Form S-3 (File No. 333-204635) filed with the Securities and Exchange Commission on June 2, 2015 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture, dated as of June 9, 2015, by and among the Operating Partnership, the Guarantors and the Trustee (the “Base Indenture”), filed

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Board of Directors DuPont Fabros Technology, Inc.	Page 2	June 9, 2015

as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2015 and incorporated into the Registration Statement by reference, as supplemented by the First Supplemental Indenture, dated as of June 9, 2015 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2015 and incorporated into the Registration Statement by reference, has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Operating Partnership and the Guarantors, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) the Notes have been duly authorized on behalf of the Operating Partnership and, following (i) receipt by the Operating Partnership of the consideration for the Notes specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Operating Partnership; and

(b) the Guarantees have been duly authorized on behalf of each of the Guarantors and following (i) receipt by the Operating Partnership of the consideration for the Notes specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Board of Directors DuPont Fabros Technology, Inc.	Page 3	June 9, 2015

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated June 4, 2015, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

Schedule I

Subsidiary Guarantors

Grizzly Equity LLC
Grizzly Ventures LLC
Lemur Properties LLC
Porpoise Ventures LLC
Rhino Equity LLC
Tarantula Interests LLC
Tarantula Ventures LLC
Whale Holdings LLC
Whale Interests LLC
Whale Ventures LLC
Yak Management LLC
Yak Interests LLC
Xeres Management LLC
Xeres Interests LLC
Xeres Ventures LLC
Fox Properties LLC